Exhibit 10.13

STRATEGIC COOPERATION FRAMEWORK AGREEMENT

THIS STRATEGIC COOPERATION FRAMEWORK AGREEMENT (this “Agreement”) is made as of February 27, 2018 in Shenzhen, China between:

(1)                                 SHENZHEN TENCENT COMPUTER SYSTEMS COMPANY LIMITED, a company duly established under the laws of the People’s Republic of China, with its registered address at *** (“Tencent Computer”); and

(2)                                 WALNUT STREET HOLDINGS LIMITED, a company duly organized under the laws of the Cayman Islands, with its registered address at ***, (“Pinduoduo Entity”).

Tencent Computer and Pinduoduo Entity are referred to collectively as the “Parties” and each individually as a “Party”.

WHEREAS:

(1)                                 Tencent is one of the largest integrated Internet service providers in China and one of the largest Internet companies in terms of user base in China. Tencent Computer is a subsidiary of Tencent.

(2)                                 Pinduoduo is a leading social e-commerce company in China and operates the well-known e-commerce website www.pinduoduo.com and various other related operating platforms and applications through Pinduoduo Entity and other Affiliates.

(3)                                 Through the strategic cooperation contemplated by this Agreement, the Parties hope to improve on the competitiveness of Pinduoduo in the e-commerce space and the ability of Tencent’s platforms to profit from e-commerce traffic, and to expand their respective user bases.

THEREFORE, based on the principles of mutual benefit and friendly cooperation and upon consultations conducted on an equal basis, the Parties have reached the following agreement regarding their strategic cooperation:

1                               Definitions and Interpretation

1.1                     Definitions

In this Agreement, unless otherwise defined or the context otherwise requires, the following terms shall have the following meanings:

“Confidential Information”

means: (a) any non-public information, in written, oral or any other form, relating to the organization, business, technology, investments, finances, commercial dealings, transactions or other matters of either Party, (b) the existence or content of this Agreement or the terms of any other agreements executed under this Agreement, and (c) any information prepared by a Party that otherwise reflects or contains confidential information.

“Force Majeure Event”

means an objective situation beyond the reasonable control of any Party (including any strikes, work stoppages or other industrial actions, natural disasters, war or war threats, accidental or vandalism, failure or interruption of settlement systems, bank operations suspended or interrupted or other event which should be regarded as a force majeure event according to general international business practices).

“Business Day”	means any day other than a Saturday, Sunday or PRC statutory holiday.

“Affiliate”

means, with respect to any specified entity, any other entity directly or indirectly Controlling, Controlled by or under common Control with such specified entity; in the case of any specified entity that is a natural person, his or her close relatives, including parents, spouse, adult children and their spouses, and siblings and their spouses.

“Share Purchase Agreement”

means the share purchase agreement entered into among Walnut Street Group Holding Limited, Tencent Mobility Limited and other buyers on December 17, 2017 regarding the subscription by Tencent Mobility Limited and other buyers for new shares of Walnut Street Group Holding Limited.

“Transaction Documents”	means the transaction documents defined in the Share Purchase Agreement.

“Control”

means, as between two or more entities, the possession, directly, indirectly or otherwise in the capacity of trustee or executor, of the power to direct or cause the direction of the business, affairs, management or decisions of an entity, whether through the ownership of equity interests, voting rights or voting securities, as trustee or executor, or by contract, agreement, trust arrangements or otherwise, and includes (i) ownership, directly or indirectly, of fifty percent (50%) or more of the shares in issue or other equity interests of such entity, (ii) possession, directly or indirectly, of fifty percent (50%) or more of the voting power of such entity or (iii) the power to directly or indirectly appoint a majority of the members of the board of directors or similar governing body of such entity, and the terms “controlled” and “under common control” have meanings correlative to the foregoing.

“Effective Date”	means the date on which this Agreement becomes effective, as of March 1, 2018.

“Applicable Law”

means, with respect to any person, any law, regulation, rule, guideline, instruction, treaty, judgement, decree, order, notice, ruling or decision of any governmental authority, regulatory authority or stock exchange.

“Tencent”	means, collectively, Tencent Holdings Limited and Affiliates Controlled by it.

“Pinduoduo”	means, collectively, Walnut Street Group Holding Limited and Affiliates Controlled by it.

“Pinduoduo	means Pinduoduo online e-commerce platforms, Weixin public account, Weixin applet,

Platform”	www.pinduoduo.com and other operating platforms operated by Pinduoduo and its Affiliates.

“Weixin”

means cross-platform communication tools provided by Tencent, which tools support single- and multi-user participation, including voice messaging, SMS, videos, pictures, text and other instant messaging services, and consisting of software systems and services including social connection development tools, convenience tools, Weixin public platforms and open platforms, but excluding WeChat.

“Weixin Payment”	means the money transfer service provided by Tenpay for the payee by Weixin, including Weixin scan payment, APP payment, Weixin public number payment, etc.

“Weixin Wallet Portal”

means the existing portals in the Weixin “Wallet” interface. For example, the “Movies/Shows/Sports Events” portal on the two-page “Wallet” interface in the APP 6.6.3 (iOS) version of Weixin is a Weixin Wallet Portal. For purposes of this Agreement, each of “Wallet” and “Movies/Shows/Sports Events” is an existing category name, and Tencent shall have the right to change such category names at any time after the execution of this Agreement as required by its business.

“QQ Wallet”	means the payment application of instant messaging software mobile QQ developed by Tencent, including QQ scan payment, APP payment, QQ public account payment and other payment forms.

“Term”

means the valid term of this Agreement, being (i) five (5) years from the Effective Date of this Agreement; or (ii) such shorter period as resulting from an early termination of this Agreement pursuant to its terms.

“PRC” or “China”	means the People’s Republic of China; for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special

Administrative Region and the Taiwan region.

1.2                     Interpretation

In this Agreement, unless the context otherwise requires:

(1)              Headings are included for convenience only and shall not affect the construction of this Agreement;

(2)              The term “include” shall be construed as if followed by the words “without limitation”; and

(3)              If the term “month” or “year” is used to describe a period of time, it means that the period commences on a certain date of a month or year and ends on the same date of the following month or year.

2                               Cooperation Contents

2.1                 The Parties agree that within the Term of this Agreement, the Parties will conduct comprehensive business cooperation in the following areas.

2.2                 Within the Term of this Agreement, Tencent will refer to the plan and principles listed in Schedule A-1 of this Agreement, to conduct business cooperation with Pinduoduo on opening and providing Weixin Wallet Portal services and Weixin payment services.

2.3                 Tencent will refer to the plan listed in Schedule A-2 of this Agreement to carry out sharing of resources with Pinduoduo in QQ Wallet payment rates and other professional areas.

2.4                 In addition to the proposed cooperation under this Agreement, the Parties agreed to seek further opportunities for in-depth strategic cooperation in a wider range of areas to achieve a win-win situation.

2.5                 For cooperation matters under this Agreement, if Pinduoduo needs to register or use any software, products, functions, interfaces (including but not limited to Weixin) and any form of intellectual property rights developed, owned or operated by Tencent, Pinduoduo shall comply with Tencent’s service agreement, individual function agreements, operating rules and other rules and agreement regarding such software, products, functions and interfaces.

3                               Follow-up Work Arrangements

3.1                     Tencent and Pinduoduo will designate their respective responsible persons and interface persons to conduct related business tests within three (3) months after the Effective Date of this Agreement in accordance with the principles stipulated in this Agreement.

4                               Representations, Warranties and Undertakings

4.1                     Each Party hereby represents and warrants to the other Party as of the date hereof:

(1)              such Party is duly incorporated and validly existing under applicable laws in the jurisdiction where it was established, having all requisite power and authority to execute, perform and deliver this Agreement and perform all the cooperation initiatives contemplated hereunder;

(2)              such Party’s execution and delivery of this Agreement and its performance of all the cooperation initiatives contemplated hereunder have been duly authorized by competent authorities of such Party; and

(3)              assuming the due authorization, execution and delivery by the other Party, this Agreement constitutes the legal, valid and binding obligation of such Party.

4.2                     Unless otherwise provided herein, if any legal documents signed by any Party before the date hereof conflict with any terms of this Agreement, such Party shall promptly notify the other Party in writing in accordance with principles of good faith, honesty and friendliness, and the Parties shall resolve such conflicts through negotiations. No Party shall be liable to the other Party for any conflicts between such earlier legal documents and this Agreement.

4.3                     The Parties shall cooperate with each other to ensure that all the cooperation initiatives contemplated hereunder will be conducted lawfully and in compliance with relevant rules and regulations.

5                               Confidentiality

5.1                     General Obligations

Each Party hereby undertakes to the other Party that such Party will not disclose any Confidential Information to any third parties without the consent of the other Party.

5.2                     Exceptions

The provisions of Section 5.1 above shall not apply to:

(1)                       disclosure of Confidential Information by a Party to its directors, current and future partners, shareholders, senior management, employees, consultants, auditors, professional advisors and other representatives (collectively, “Representatives”) necessary in order to carry out the purposes of this Agreement, provided that such Representatives are bound by similar obligations of confidentiality as the disclosing Party;

(2)                       disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by a Party or any of its Representatives in violation of this Agreement;

(3)                       disclosure of Confidential Information by a Party to companies affiliated with or Controlled by or Controlling or under common Control with such Party; and

(4)                       disclosure to the extent required under the rules of any stock exchange on which the shares of a Party or its parent company are traded or by Applicable Laws, or judicial or regulatory process, or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement to the extent required under the rules of any stock exchange or by Applicable Laws or governmental regulations or judicial or regulatory process; provided that such Party must give prior notice to the other Party and limit the scope of such disclosure to that required by such applicable rules, laws or processes, and subject to any practicable arrangements to protect confidentiality.

(5)                       notwithstanding the provisions set forth under Section 5.2(1)-(4), the Parties shall adjust or restate this Agreement or other business cooperation agreements in accordance with the requirements of maximizing compliance with confidentiality and necessary disclosure principle to ensure the satisfaction of the obligations under Section 5.1 above, provided that relevant regulations and rules are observed and rights and obligations of the Parties are not changed.

6                               Notices

6.1                     Notification Form

Notices or other communications (“Notices”) under or in connection with this Agreement shall:

(1)                   be given in writing;

(2)                   be written in Chinese; and

(3)                   be delivered by personal delivery or by reputable domestic courier service to the address or Email address of the recipient listed in Section 6.3, or be delivered to such other address or Email address of such other recipient as the receiving Party has specified to the Party giving the notice with at least five (5) Business Days’ prior written notice.

6.2                     Notice Being Deemed to be Delivered

Unless there is evidence that the notice has been received at an earlier time, the notice shall be deemed to be duly given or delivered if delivered:

(1)                   by personal delivery, when the notice is left at the address listed in Section 6.3;

(2)                   by reputable domestic courier services, three (3) Business Days after delivery;

(3)                   by Email, upon confirmation by the recipient by reply email or through confirmation by other means.

6.3                     Address, Facsimile Number and Recipient

If to Tencent,

Address: ***

Postal Code: ***

Attn.: ***

E-mail: ***

with a copy to:

Address: ***

Postal Code: ***

Attn.: ***

E-mail: ***

If to Pinduoduo:

Address: ***

Attn.: ***

E-mail: ***

Phone: ***

7                               Term and Termination

7.1                     Section 4 (Representations, Warranties and Undertakings), Section 5 (Confidentiality), Section 6 (Notices), Section 8 (Liability for Breach) and Section 9 (Governing Law and Dispute Resolution) of this Agreement shall become effective as the date of this Agreement and shall remain effective within the Term, and Section 5 (Confidentiality) shall continue to be effective for two years after the end of the Term. Other provisions of this Agreement shall become effective upon the Effective Date after execution by the Parties and shall remain effective throughout the Term unless otherwise agreed by the Parties. The Parties shall negotiate the extension of the Term three (3) months prior to its expiration and the Term may be extended upon mutual agreement of the Parties.

7.2                     This Agreement shall terminate under the following circumstances:

(1)         by mutual agreement of the Parties;

(2)         by written notice of either Party, if a Force Majeure Event lasts for six (6) months, and such Force Majeure Event causes the affected Party to fail to perform its main obligations under this Agreement;

(3)         upon expiration of the Term, if the Parties fail to reach agreement on the renewal of the Agreement;

(4)         by written notice of Tencent to Pinduouo upon occurrence of any of the following circumstances:

(a)              Within the cooperation term, Pinduoduo violates laws, administrative regulations, departmental regulations and other normative documents in any material aspects, or violates platform rules related to Tencent or Weixin, or seriously infringes the third parties’ rights, or brings significant negative impacts on Tencent’s image, brand, and reputation, and has not been able to correct or eliminate the influence within a term reasonably designated by Tencent;

(b)              Pinduoduo has materially breached this Agreement, and such breach has not been cured within the term reasonably designated by Tencent;

(c)               Pinduoduo violates the provisions relating to Tencent’s Restricted Persons set forth in the Transaction Documents and introduces Tencent’s competitors or cooperates with Tencent’s competitors without the consent of Tencent; or

(d)              The liquidation event defined in the Transaction Documents occurs;

(5)              by written notice of Pinduouo to Tencent if Tencent fails to provide the Weixin Wallet Pinduoduo Portal to Pinduoduo or preferential rates in accordance with the terms and conditions set forth in this Agreement (including any amendment or supplement to this Agreement by the Parties, except for the situations where Tencent’s failure to perform is due to Force Majeure Event or Tencent terminates this Agreement early due to the circumstances set forth in Section 7.2(4) above) and fails to correct within a term reasonably designated by Pinduoduo; or

(6)              other termination circumstances agreed by the Parties.

For the avoidance of doubt, upon the occurrence of the circumstances set forth in this Section 7.2 (4) or (5), this Agreement shall terminate on the date on which Tencent notifies Pinduoduo in writing with respect to the relevant matters.

7.3                     Unless otherwise agreed by the Parties, upon termination of this Agreement, the further rights and obligations of the Parties under this Agreement shall be immediately terminated, provided that:

(1)              the termination of this Agreement shall not affect any obligation or responsibility that the Parties have incurred before the termination of this Agreement; and

(2)              Section 5 (Confidentiality), Section 6 (Notices), Section 8 (Liability for Breach) and Section 9 (Governing Law and Dispute Resolution) of this Agreement shall survive the termination of this Agreement.

8                               Liability for Breach

8.1                     If a Party fails to perform any of its obligations under this Agreement, such Party shall be deemed to have breached this Agreement. The breaching Party shall cure such breach within ten (10) Business Days after receiving a notice from the non-breaching Party specifying its breaches or such longer period as otherwise agreed by the non-breaching Party in writing. If such breach has not been cured within the above ten (10) Business Days period or such longer period as otherwise agreed by the non-breaching Party in writing, the breaching Party shall indemnify the non-breaching Party for the actual losses caused by its breaches, without prejudice to other remedies available to the non-breaching Party under this Agreement.

8.2                     Both parties of this Agreement understand and agree that they sign this Agreement on behalf of themselves and their Affiliates and are obliged to urge and ensure that their Affiliates abide by and perform this Agreement.

9                               Governing Law and Dispute Resolution

9.1                     Governing Law

The formation, effectiveness, interpretation and implementation of this Agreement shall be governed and interpreted in accordance with the laws of China.

9.2                     Dispute Resolution

(1)                   Any dispute, controversy or claim arising out of or relating to this Agreement (including but not limited to: (i) any contractual, prior-contractual or non-contractual rights, obligations or liabilities; and (ii) any matters in connection with the formation, effectiveness or termination of this Agreement) (“Dispute”) shall be solved by friendly consultation of the relevant personnel of each Party in respect of such cooperation initiative.

(2)                   The Party raising a dispute (the “Claimant”) shall send a written notice to the Party against whom the dispute has been raised (the “Respondent”), specifying the content of the Dispute and the relevant provisions of this Agreement and providing reasonable evidence. The Respondent shall, within two (2) months after receipt of the written notice from the Claimant, verify and negotiate with the Claimant. During such negotiation, both the Claimant and the Respondent shall have the right to request additional evidence from the other Party, in which case, the other Party shall provide all reasonable and necessary cooperation.

(3)                   If the Dispute has been solved after negotiation within three (3) months after the date of the Dispute, no Party shall otherwise claim any compensation for the losses suffered by it from the other Party. Upon the expiration of three (3) months after the date of the Dispute, if the Parties have failed to settle the Dispute in accordance with Sections 11.2(1) and 11.2(2), either Party may submit the Dispute to the people’s court for litigation in the jurisdiction where this Agreement is executed.

(4)                   The Parties agree that, despite the occurrence of a Dispute, without prejudice to the rights of the Parties to seek preservation or temporary relief from any court of competent jurisdiction, prior to settlement of such Dispute by the Parties through mutual agreement or by the court, the Parties shall continue to perform their respective obligations under this Agreement, unless the relevant court rules otherwise or such obligations are unable to be performed after taking into account all the circumstances of the Dispute.

10                        Miscellaneous

10.1              Independent Contractors

In the performance of this Agreement, the relationship between Parties is purely that of independent contractors, and nothing in this Agreement shall be construed as creating any other relationship between the Parties, including any agency, partnership or employment relationship. No Party shall have any right or power to impose binding force on the other Party or act on behalf of the other Party. No Party shall declare itself to be or claim to be a manager, partner, employee or agent of the other Party due to this Agreement or the relationship created by this agreement or otherwise.

10.2              Severability

If any provision of this Agreement is held to be invalid or ineffective under any Applicable Law, such provision shall be invalid or ineffective only to such extent, and the Parties shall immediately consult in good faith, so as to make such invalid or ineffective provision effective for achieving its intended business purpose and to agree on an amendment to such provision acceptable under Applicable Law. If a provision under this Agreement is held to be invalid, illegal or unenforceable, the remainder of this Agreement shall in no way be affected or impaired.

10.3              Transfer

No Party shall transfer any of its rights or obligations to any third party without the prior written consent of the other Party, and any attempt to do so shall be invalid.

10.4              Costs

Unless expressly stipulated in this Agreement or otherwise expressly agreed by the Parties, each Party shall pay its own costs and expenses incurred for negotiation, preparation, execution and performance of this Agreement and all other documents referred to in this Agreement.

10.5              Supplement and Amendment

This Agreement may not be supplemented or amended except by a written instrument executed by authorized representatives of the Parties with their respective chop or common seal affixed.

10.6              Waivers

Unless otherwise stipulated in this Agreement, no failure or delay by a Party in exercising any right or remedy under this Agreement or Applicable Law shall operate as a waiver thereof or of any other right or remedy, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right or remedy.

10.7              Non-exclusive Relief

The rights and remedies of the Parties under this Agreement are accumulative and do not exclude other rights or remedies provided by Applicable Law.

10.8              Counterparts

This Agreement may be signed in any number of counterparts. Each of the copies shall be deemed to be an original after being executed and delivered, and all of which together shall constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

SHENZHEN TENCENT COMPUTER SYSTEMS COMPANY LIMITED

By:	/s/ Ma Huateng

Name: Ma Huateng

Title: Legal Representative

[COMPANY SEAL]

IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date first above written.

WALNUT STREET GROUP HOLDING LIMITED

By:	/s/ Huang Zheng

Name: Huang Zheng

Title: Director

Appendix: Plan and Principles of Tencent Cooperation Program

A-1 Business Cooperation

(a) Weixin Wallet Pinduoduo Portal

(i)             Subject to the terms and conditions of this Agreement and the agreement of the Parties, Tencent agrees and Pinduoduo accepts that within the Term of this Agreement, Tencent will open the portal of online e-commerce business to Pinduoduo Platform at the Weixin Wallet Portal (“Weixin Wallet Pinduoduo Portal”).

(ii) The name of Weixin Wallet Pinduoduo Portal should be separately negotiated by the Parties.

(iii) The Parties agree that Pinduoduo should ensure that the interface directly displayed on Weixin Wallet Pinduoduo Portal it operates is and only is Pinduoduo Platform.

(iv) Subject to the specific business cooperation arrangements, the term of the business cooperation under this section is 5 years from the day when Weixin Wallet Pinduoduo Portal is launched.

(b)	(i) Applicable rate and business cooperation with respect to Weixin payment services:

Weixin Payment

Tencent will charge the payment processing fee corresponding to each transaction payment through Weixin Payment on Pinduoduo Platform at a preferential rate no higher than the normal rate of Weixin Payment, and establish business cooperation with respect to Weixin payment services.

calculated with applicable rates, if the accumulated payment processing fee does not exceed the waived amount, then Pinduoduo does not need to pay any payment processing fee. After the accumulated payment processing fee exceeds the waived amount, Pinduoduo shall pay the payment processing fee to Tencent for each transaction, and the applicable rate shall be implemented according to the preferential rates agreed upon by the Parties.

(iii) Term:

The term of cooperation under this item (b)(i) shall be 5 years from the Effective Date; after the expiration, if Pinduoduo’s accumulated processing fee does not exceed the waived amount, Pinduoduo’s waived amount which has not been accumulated can continue accumulating after the expiration date unless otherwise agreed by the Parties.

A-2 Others

(a)	(i) Applicable rate:

QQ Wallet Payment Rate

Tencent will charge the payment processing fee corresponding to each transaction payment through QQ Wallet on Pinduoduo Platform at a preferential rate no higher than the normal rate of Weixin Payment. The specific rates shall be ascertained by Tencent and Pinduoduo’s separate written confirmation.

(ii) Term:

The term of cooperation under this item (a)(i) shall be 5 years from the Effective Date, unless terminated in advance as agreed by the Parties.

(b) Professional Support

Tencent will make reasonable efforts to give Pinduoduo the friendly support in the following professional areas to assist Pinduoduo in the development of such areas. If Tencent provides marketable services to third parties in any of the following areas and Pinduoduo is also willing to purchase such services, Tencent shall give Pinduoduo reasonable preferential prices:

(1) internal and external media, public relations and legal affairs

(2)    training resources: Tencent College’s courses, training programs and internal and external lecturer resources

(3)    technical resources: basic or general technology that Tencent believes can be disclosed to the public

(4)    IDC resources and cloud platform resources

(5)    policies for internal recruitment and mobility of talents that Tencent might provide for invested companies in the future, including the release of recruiting information, etc.